Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Molekule Group, Inc. of our report dated October 1, 2022, except for the effects of the reverse stock split discussed in Note 11, as to which the date is November 9, 2022, relating to the financial statements of Molekule, Inc., which appears in Molekule Group, Inc.’s Current Report on Form 8-K dated January 12, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 13, 2023